EXHIBIT 99.1
Contact:
    Joseph Kaveski, CEO
    John Davenport, President
    Eric Hilliard, COO
    Nick Berchtold, CFO
    440-715-1300

ENERGY FOCUS, INC. REPORTS FIRST QUARTER 2008 RESULTS

SOLON, Ohio, May 8, 2008 -- Energy Focus, Inc. (Nasdaq: EFOI) today announced financial results for the first quarter ended March 31, 2008.
Financial and operating highlights include the following:

•
Revenues for the first quarter of 2008 were $4.8 million, a decrease of 3% over the sales of $5.0 million for the same quarter in 2007. The net loss in the quarter was $3.4 million ($0.28 per share) compared to the net loss of $2.6 million ($0.23 per share) in the first quarter of 2007.

•
The company finished the first quarter with a balance sheet showing cash at $14.8 million and total shareholders equity of $28.1 million, which included $9.4 million, received March 17, 2008 from an equity financing, net of expenses. Cash utilization for the first quarter of 2008 was $3.2 million, compared to $3.9 million for the first quarter of 2007.

•
Operating expenses increased by 11%, $468,000, for the quarter. Much of the increase is attributable to the timing of R&D expenses. However, management expects the company to obtain full benefit of these contract cost recoveries by Q4, 2008.

•	EFO® sales increased to $2.1 million for the first quarter of 2008 compared to $1.1 million in 2007.
•
The company is holding to a previously forecast doubling of EFO® sales in 2008 as compared to 2007, with EFO® sales accounting for about 50% of EFOI’s revenue in 2008 of which approximately 40% of EFO® sales expected in the first half and approximately 60% expected in second half. As previously forecast, traditional product sales are also expected to continue to decline by about 15% over the course of the year.

John Davenport, Energy Focus President, said, “First quarter revenues, declining 3% over Q1 2007 revenues showed a significant improvement in the quarter compared to the 24% decline experienced in Q4 2007. EFO sales at $2.1 million were up about $1.0 million in the quarter offsetting forecast traditional product declines that were led by declines in our pool sales. EFO sales now account for 44% of the company’s revenues,” Mr. Davenport continued, “compared to 39% of revenues in the fourth quarter.” We expect to continue to see strong quarter over quarter growth in EFO sales through 2008 overcoming forecast declines in our traditional product sales. We are particularly encouraged by our sales growth through our new distribution partners.”

Eric Hilliard, Chief Operating Officer said, “Energy Focus’ continued pursuit of operational efficiency initiatives for 2008 have shown further improvements as seen in the reduction of working capital. Additionally, the first quarter showed much progress in our distribution alliances with our new EFO® LED products for commercial and industrial markets. Our fiscal outlook is promising for these new products and EFOI is encouraged to continue its EFO® product development for applications in this market. Moreover, EFOI continues to pursue opportunities into the US Government channel. We now have an installation of EFO® ICE for freezer case applications on test with a United States Commissary. Finally, our first quarter is in line with our expectations for delivering the first half of 2008 as planned with 40% of EFO® product sales for our 2008 forecast being met.”

Energy Focus, Inc. management will host a conference call on May 8, 2008 at 11:30 a.m. EDT (8:30 a.m. PDT) to review the First Quarter 2008 Financial Results and other corporate events, followed by a Q & A session. Dialing 1-888-542-9137 (US/Canada) or 1-706-758-4961 (International/Local) can access the call. The conference ID number is 46124730. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.energyfocusinc.com in the Investor Relations area of the site or by going to http://www.mkr-group.com. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-888-542-9137 (US/Canada) or 1-706-758-4961 (international/local) and entering the following pass code: 46124730. Also, an instant replay of the conference call will be available over the Internet at http://www.energyfocusinc.com on May 22, 2008 and will remain available for one year in the Investor Relations area of the site or by going to http://www.mkr-group.com

About Energy Focus

Energy Focus, Inc. is the leading supplier of fiber optic lighting and the world's only supplier of EFO®, a lighting technology which is more efficient than conventional electric lamps. Energy Focus products are designed, manufactured and marketed for the commercial lighting, sign and swimming pool, and spa markets. Energy Focus fiber optic lighting provides energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. Customers include supermarket chains, retail stores, fast food restaurants, theme parks and casinos, hotels, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The Company has additional offices in Pleasanton, CA, United Kingdom and Germany. For more information, see http://www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for 2008 and thereafter the potential growth of EFO sales based upon its energy savings over LED's and fluorescent lights. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Energy Focus' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, higher than anticipated expenses, unanticipated costs of integrating acquisitions into the Energy Focus operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Energy Focus financial results, please refer to the Company's SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,838	$8,412
Accounts receivable trade, net	3,917	3,454
Inventories, net	7,209	6,888
Prepaid and other current assets	420	381
Total current assets	26,384	19,135

Fixed assets, net	5,175	5,316
Goodwill, net	4,455	4,359
Other assets	93	59
Total assets	$36,107	$28,869

LIABILITIES
Current liabilities:
Accounts payable	$2,823	$2,265
Accrued liabilities	1,502	1,473
Deferred revenue	105	---
Credit Line borrowings	1,197	1,159
Short-term bank borrowings	1,552	1,726
Total current liabilities	7,179	6,623
Other deferred liabilities	201	62
Deferred tax liabilities	292	252
Long-term bank borrowings	325	314
Total liabilities	7,997	7,251

SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	65,464	55,682
Accumulated other comprehensive income	974	815
Accumulated deficit	(38,329)	(34,880)
Total shareholders’ equity	28,110	21,618
Total liabilities and shareholders’ equity	$36,107	$28,869

The accompanying notes are an integral part of these financial statements.

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months
	ended March 31,
	2008	2007
Net sales	$4,837	$5,009
Cost of sales	3,593	3,539
Gross profit	1,244	1,470

Operating expenses:
Research and Development	917	483
Sales and marketing	2,362	2,620
General and administrative	1,370	1,078
Total operating expenses	4,649	4,181
Loss from operations	(3,405)	(2,711)
Other income (expense):
Other income/(expense)	2	7
Interest income/ (expense)	(6)	99

Loss before income taxes	(3,409)	(2,605)
Provision for income taxes	(40)	(1)
Net loss	$(3,449)	$(2,606)

Net loss per share - basic and diluted	$(0.28)	$(0.23)

Shares used in computing net loss per share - basic and diluted	12,227	11,484

The accompanying notes are an integral part of these financial statements